Exhibit 107.1

CALCULATION OF FILING FEE

Form S-8

(Form type)

NABORS INDUSTRIES LTD

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.05 per share	Rule 457(c) and 457(h)	215,000	(1)	$68.91	(2)	$14,815,650.00	$0.00014760	$2,186.79
	Total Offering Amounts							$14,815,650.00		$2,186.79
	Total Fee Offsets									$0
	Net Fee Due									$2,186.79

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) registers 215,000 additional common shares, par value $0.05 (“Common Shares”), of the Registrant that may be delivered with respect to awards under the Amended 2016 Stock Plan pursuant to Amendment No. 3 to the Amended 2016 Stock Plan, which was approved by shareholders on June 4, 2024. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Common Shares that may become issuable pursuant to the adjustment provisions of the Amended 2016 Stock Plan, including as a result of a stock split, stock dividend, or similar transaction.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices for the Common Shares as quoted on the New York Stock Exchange on July 15, 2024 of $68.91 per Common Share.